Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Air Lease Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D	457(o) and 457(r) (1)	300,000	$1,000.00	$300,000,000.00	0.00014760	$44,280.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$300,000,000.00		$44,280.00

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$44,280.00

(1)
The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”), by multiplying the proposed maximum aggregate offering price of the securities offered by the fee payment rate in effect on the date of fee payment. The registration fee for 300,000 shares of Air Lease Corporation’s 6.000% Fixed-Rate Reset
Non-Cumulative
Perpetual Preferred Stock, Series D is being paid in connection with this filing. In accordance with Rules 456(b) and 457(r) of the Act, Air Lease Corporation initially deferred payment of all of the registration fees for Registration Statement
No. 333-279151,
filed with the Securities and Exchange Commission on May 6, 2024.